Exhibit 99.1

June 22, 2016

SiteOne Landscape Supply Announces First Quarter 2016 Earnings

First Quarter 2016 Highlights:

•	Net sales increased by 45% year-over-year to $328.5 million
•	Organic net sales growth of 23%
•	Gross profit increased by 66% to $97.0 million; gross margin expanded by 350 basis points to 29.5%
•	Net loss decreased to $5.6 million, compared to $9.8 million for the first quarter of 2015
•	Adjusted EBITDA increased to $4.5 million compared to a $5.7 million loss in the prior year
•	Completed the acquisition of Hydro-Scape Products which included 17 locations

ROSWELL, Ga. —(BUSINESS WIRE)—SiteOne Landscape Supply, Inc. (the “Company” or “SiteOne”) (NYSE: SITE) announced earnings for its first quarter ended April 3, 2016 of the fiscal year ending January 1, 2017 (“fiscal 2016”).

“We are extremely pleased with our first quarter 2016 results as we delivered strong increases in net sales, gross profit and Adjusted EBITDA both organically and through acquisitions,” said Doug Black, SiteOne’s Chief Executive Officer. “During the quarter, we benefitted from solid underlying business trends, further execution of our operational and commercial initiatives, and favorable weather conditions. Following the completion of our initial public offering in May, I remain confident in our ability to execute our strategy and deliver continued organic and acquisitive growth while expanding our profitability.”

First Quarter 2016 Results

Net sales for the first quarter of 2016 increased to $328.5 million, or 45% compared to $225.8 million for the prior-year period. Organic sales growth of 23% was aided by unusually favorable weather which pulled forward demand from the second quarter, but also reflected strong underlying market growth and continued execution of our commercial initiatives. Our 2015 and 2016 acquisitions performed well and benefitted from the same trends, contributing another 22% in revenue growth.

Gross profit increased to $97.0 million, or 66%, compared to $58.6 million for the prior-year period. Gross margin was 29.5% for the first quarter 2016, which was a 350 basis point increase compared to 26.0% in the first quarter 2015. Our gross margin expansion was driven primarily by our continued improvements in pricing and category management along with lower inbound freight costs.

Selling, general and administrative expenses (“SG&A”) in the first quarter increased to $104.6 million from $73.1 million in the same period last year, reflecting the acquisitions and investments in personnel to support our sales growth and strategic initiatives. SG&A as a percent of net sales decreased to 31.8% from 32.4% in the prior year period. Reported net loss for the first quarter was $5.6 million, compared to a $9.8 million net loss during the same period from the prior year. We typically realize a net loss in the first quarter of the year as a result of the seasonality of our business.

Adjusted EBITDA increased to $4.5 million for the three months ended April 3, 2016, compared to an Adjusted EBITDA loss of $5.7 million for the prior-year period, primarily due to strong sales growth and gross margin improvement. Our definition of Adjusted EBITDA, as used in this release, excludes EBITDA of acquisitions prior to their respective acquisition dates, which would have been $0.7 million and $(1.0) million for the first quarters of 2016 and 2015, respectively.

As of April 3, 2016, net cash provided by operating activities for the first quarter was $10.0 million versus net cash used in operating activities of $(15.2) million in the prior year period.

Net Debt, calculated as long term debt plus capital leases, net of cash and cash equivalents on our balance sheet as of April 3, 2016, was $199.1 million. On a pro forma as adjusted basis, after giving effect to the acquisition that closed subsequent to April 3, 2016, the debt refinancing and the special cash dividend of $176.0 million and each of the other items described in the section entitled “Capitalization” included in our final prospectus1, we had total cash and cash equivalents of $9.0 million, long term debt of $402.4 million, capital leases of $10.1 million and net debt of $403.5 million as of April 3, 2016, for a leverage ratio of 3.5 times our Adjusted EBITDA for the last twelve months. Net Debt to Adjusted EBITDA for the last twelve months would have been 3.2 times if we used our prior definition of Adjusted EBITDA (which is the methodology used for debt covenant purposes).

Outlook

For 2016, Adjusted EBITDA is expected to be in the range of $132 million to $140 million.

Reconciliation for the forward-looking full-year 2016 Adjusted EBITDA outlook is not being provided, as the Company does not currently have sufficient data to accurately estimate the variables and individual adjustments for such reconciliation.

Conference Call Information

SiteOne management will host a conference call today, June 22, 2016, at 8 a.m. Eastern Time, to discuss the Company’s financial results. The conference call may be accessed by dialing (877) 705-6003 (domestic) or (201) 493-6725 (international). A telephonic replay will be available approximately two hours after the call by dialing (877) 870-5176, or for international callers, (858) 384-5517. The passcode for the live call and the replay is 13638770. The replay will be available until 11:59 p.m. (ET) on July 6, 2016.

Interested investors and other parties can listen to a webcast of the live conference call by logging onto the Investor Relations section of the Company’s website at http://investors.siteone.com. The online replay will be available for 30 days on the same website immediately following the call. A slide presentation highlighting the Company’s results and key performance indicators will also be available on the Investor Relations section of the Company’s website.

[1]	Final prospectus filed pursuant to Rule 424(b)(4) under the Securities Act of 1933, as amended, filed with the U.S. Securities and Exchange Commission on May 12, 2016 (Registration No. 333-206444).

To learn more about SiteOne, please visit the company’s website at http://investors.siteone.com.

About SiteOne Landscape Supply, Inc.

SiteOne Landscape Supply, Inc. is the largest and only national wholesale distributor of landscape supplies in the United States and has a growing presence in Canada. Its customers are primarily residential and commercial landscape professionals who specialize in the design, installation and maintenance of lawns, gardens, golf courses and other outdoor spaces.

Investor Relations Contact:

SiteOne Landscape Supply, Inc.

Pascal Convers

Executive Vice President, Strategy and Development

470-270-7011

investors@siteone.com

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to our 2016 Adjusted EBITDA outlook. Some of the forward-looking statements can be identified by the use of terms such as “may,” “intend,” “might,” “will,” “should,” “could,” “would,” “expect,” “believe,” “estimate,” “anticipate,” “predict,” “project,” “potential,” or the negative of these terms, and similar expressions. You should be aware that these forward-looking statements are subject to risks and uncertainties that are beyond our control. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time that may cause our business not to develop as we expect, and it is not possible for us to predict all of them. Factors that may cause actual results to differ materially from those expressed or implied by the forward-looking statements include, but are not limited to, the following: cyclicality in residential and commercial construction markets; general economic and financial conditions; weather conditions, seasonality and availability of water to end-users; laws and government regulations applicable to our business that could negatively impact demand for our products; public perceptions that our products and services are not environmentally friendly; competitive industry pressures; product shortages and the loss of key suppliers; product price fluctuations; inventory management risks; ability to implement our business strategies and achieve our growth objectives; acquisition and integration risks; increased operating costs; and other risks, as indicated in our final prospectus filed pursuant to Rule 424(b)(4) under the Securities Act of 1933, as amended, filed with the U.S. Securities and Exchange Commission on May 12, 2016 (Registration No. 333-206444).

Non-GAAP Financial Information

This release includes certain financial information, not prepared in accordance with U.S. GAAP. Because not all companies calculate non-GAAP financial information identically (or at all), the presentations herein may not be comparable to other similarly titled measures used by other companies. Further, these measures should not be considered substitutes for the information contained in the historical financial information of the Company prepared in accordance with U.S. GAAP that is set forth herein.

We present Adjusted EBITDA in order to evaluate the operating performance and efficiency of our business. Adjusted EBITDA represents EBITDA as further adjusted for items permitted under the covenants of our credit facilities. EBITDA represents our net income (loss) plus the sum of interest expense, net of interest income and excluding amortization of debt discount, income tax expense (benefit), depreciation, and amortization. Adjusted EBITDA is further adjusted for stock-based compensation expense, related party advisory fees, loss (gain) on sale of assets and other non-cash items, other non-recurring (income) and loss. Adjusted EBITDA does not include pre-acquisition acquired Adjusted EBITDA. Adjusted EBITDA is not a measure of our liquidity or financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP, or as an alternative to cash flow from operating activities as a measure of our liquidity. The use of Adjusted EBITDA instead of net income has limitations as an analytical tool. Because not all companies use identical calculations, our presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies, limiting its usefulness as a comparative measure. Net debt is defined as long-term debt plus capital leases, net of cash and cash-equivalents on our balance sheet.

SiteOne Landscape Supply, Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(In millions, except share and per share data)

Assets	April 3, 2016	January 3, 2016
Current assets:
Cash and cash equivalents	$20.5	$20.1
Accounts receivable, net of allowance for doubtful accounts of $4.2 and $3.6, respectively	188.1	136.8
Inventory, net	324.1	265.9
Income tax receivable	10.9	7.3
Prepaid expenses and other current assets	14.7	12.1

Total current assets	558.3	442.2

Property and equipment, net	64.9	66.2
Goodwill	58.3	48.0
Intangible assets, net	104.7	104.3
Other Assets	8.6	8.0

Total assets	$794.8	$668.7

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$195.0	$86.4
Current portion of capital leases	3.9	4.0
Accrued compensation	21.6	30.0
Long term debt, current portion	0.6	0.6
Accrued liabilities	27.7	23.8

Total current liabilities	248.8	144.8

Other long-term liabilities	9.7	8.9
Capital leases, less current portion	6.2	7.1
Deferred tax liabilities	27.7	26.2
Long term debt, less current portion	208.9	177.1

Total liabilities	501.3	364.1

Commitment and contingencies
Redeemable convertible preferred stock	216.8	216.8

Stockholders’ equity:

Common stock, par value $0.01; 1,000,000,000 shares authorized; 14,259,998 and 14,259,998 shares issued, and 14,241,987 and 14,250,111 shares outstanding at April 3, 2016 and January 3, 2016 , respectively[2]	0.1	0.1
Additional paid-in capital	113.7	113.1
Accumulated deficit	(36.2)	(24.2)
Accumulated other comprehensive loss	(0.9)	(1.2)

Total equity	76.7	87.8

Total liabilities and equity	$794.8	$668.7

[2]	All applicable share data and related information in the consolidated financial statements have been adjusted retroactively to give effect to the 11.6181 for 1 common stock split.

SiteOne Landscape Supply, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(In millions, except share and per share data)

	Three Months Ended
	April 3, 2016	March 29, 2015
Net sales	$328.5	$225.8
Cost of goods sold (exclusive of depreciation)	231.5	167.2

Gross profit	97.0	58.6

Selling, general and administrative expenses	104.6	73.1
Other income	1.2	0.8

Operating loss	(6.4)	(13.7)

Interest and other non-operating (income) expenses, net	2.6	2.4

Net loss before taxes	(9.0)	(16.1)
Income tax benefit	(3.4)	(6.3)

Net loss	(5.6)	(9.8)

Less:
Redeemable convertible preferred stock dividends	6.5	5.9
Redeemable convertible preferred stock beneficial conversion feature	—	1.8

Net loss attributable to common shares	$(12.1)	$(17.5)

Net loss per common share[3]:
Basic	$(0.85)	$(1.23)
Diluted	$(0.85)	$(1.23)
Weighted average number of common shares outstanding:
Basic	14,249,494	14,173,646
Diluted	14,249,494	14,173,646

[3]	All applicable share data, per share amounts and related information in the consolidated financial statements have been adjusted retroactively to give effect to the 11.6181 for 1 common stock split.

SiteOne Landscape Supply, Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In millions)

	Three Months Ended
	April 3, 2016	March 29, 2015
Cash Flows from Operating Activities:
Net loss	$(5.6)	$(9.8)
Adjustments to reconcile net (loss) to net cash provided by (used in ) operating activities:
Depreciation	3.4	2.6
Stock-based compensation	0.7	0.7
Amortization of software and intangible assets	5.2	3.8
Amortization of debt related costs	0.6	0.8
(Gain) loss on sale of equipment	(0.1)	0.2
Deferred income taxes	—	(1.6)
Other	(0.2)	0.2
Changes in operating assets and liabilities:
Receivables	(44.2)	(10.9)
Inventory	(43.8)	(50.3)
Income tax receivable	(3.3)	(4.7)
Prepaid expenses and other assets	(1.0)	2.6
Accounts payable	103.5	57.3
Accrued liabilities	(5.2)	(6.1)

Net Cash Provided By (Used In) Operating Activities	$10.0	$(15.2)

Cash Flows from Investing Activities:
Purchases of property and equipment	(1.9)	(1.3)
Acquisitions, net of cash acquired	(31.2)	(55.4)
Proceeds from the sale of property and equipment	0.1	—

Net Cash Used In Investing Activities	$(33.0)	$(56.7)

Cash Flows from Financing Activities:
Equity proceeds from common stock	—	1.2
Purchase of treasury stock	(0.1)	(0.1)
Payments on capital lease obligations	(1.1)	(1.0)
Dividends paid	(6.5)	—
Payments on Term Loan	(0.4)	(0.2)
Net change in credit facility borrowing	31.4	75.0

Net Cash Provided By Financing Activities	$23.3	$74.9

Effect of exchange rate on cash	0.1	(0.1)

Net Change In Cash	0.4	2.9

Cash and cash equivalents:
Beginning	20.1	10.6

Ending	$20.5	$13.5

Supplemental Disclosures of Cash Flow Information:
Cash paid during the year for interest	2.0	1.5
Cash paid during the year for income taxes	0.3	0.4

Supplemental Disclosures of Noncash Investing and Financing Information:
Acquisition of property and equipment through capital leases	0.1	1.1

SiteOne Landscapes Supply, Inc.

Adjusted EBITDA Reconciliation (Unaudited)

(In millions)

	Twelve Months Ended	Three Months Ended
	April 3, 2016	April 3, 2016	March 29, 2015
Net income (loss)	$33.1	$(5.6)	$(9.8)
Income tax benefit	22.4	(3.4)	(6.3)
Interest expense, net	11.6	2.6	2.4
Depreciation & amortization	33.4	8.6	6.4

EBITDA	100.5	2.2	(7.3)
Non-cash stock-based compensation(a)	3.0	0.7	0.7
(Gain) loss on sale of assets(b)	0.3	(0.1)	—
Advisory fees(c)	2.0	0.5	0.5
Financing fees(d)	5.5	—	—
Rebranding and other adjustments(e)	5.4	1.2	0.4

Adjusted EBITDA(f)	$116.7	$4.5	$(5.7)

(a)	Represents non-cash stock-based compensation expense recorded during the period.
(b)	Represents any gain or loss associated with the sale or write-down of assets not in the ordinary course of business.
(c)	Represents fees paid to CD&R and Deere for consulting services. In connection with the IPO, we entered into termination agreements with CD&R and Deere pursuant to which the parties agreed to terminate the related consulting agreements. See “Certain Relationships and Related Party Transactions-Consulting Agreements” within our final prospectus.
(d)	Represents fees associated with our debt amendment completed during the 2015 Fiscal Year and our initial registration process, which were recorded as an expense during the 2015 Fiscal Year.
(e)	Represents (i) expenses related to our rebranding to the name SiteOne, (ii) professional fees, retention and performance bonuses related to historical acquisitions, (iii) severance payments and (iv) consulting and professional fees. Although we have incurred professional fees, retention and performance bonuses related to acquisitions in several historical periods and expect to incur such fees for any future acquisitions, we cannot predict the timing or amount of any such fees.
(f)	Adjusted EBITDA excludes any earnings or loss of acquisitions prior to their respective acquisition dates for all periods presented. Adjusted EBITDA under our prior definition, including pre-acquisition acquired Adjusted EBITDA of $7.8 million (which is excluded from the table above), would have been $124.5 million for the last twelve months.